EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-91550, 333-25129, and 333-76879) of General Employment Enterprises, Inc. of our report dated January 8, 2010, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Chicago, Illinois
January 8, 2010